UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Earliest Event Reported: March 3, 2010

X-RITE, INCORPORATED
(Exact name of registrant as
specified in its charter)

Michigan (State or other jurisdiction of incorporation)	000-14800 (Commission File Number)	38-1737300 (IRS Employer Identification no.)

4300 44th Street S.E. Grand Rapids, Michigan (Address of principal executive office)		49512 (Zip Code)

Registrant's telephone number, including area code: (616) 803-2200

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 14e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 3, 2010, the Board of Directors (the “Board”) of X-Rite, Incorporated (the “Company”) approved the following with respect to the compensation of its named executive officers (“NEOs”):

1.           Revised Annual and Cumulative Adjusted EBITDA Growth Targets for Certain Restricted Stock Awards (RSAs) and Restricted Stock Units (RSUs)

In connection with our October 2008 recapitalization, the Company granted one-time RSAs and RSUs to our NEOs and other key employees (the “awards”).  The awards were granted in three tranches with one-third vesting in equal annual installments over a three year measurement period, one-third vesting in equal annual installments over a four-year measurement period and one-third vesting in equal annual installments over a five-year measurement period, in each case, if the Company achieved cumulative annual adjusted EBITDA growth of eight percent per year, as compared to the baseline adjusted EBITDA for fiscal 2008.

Given the general decline in the financial performance of companies in our industry in 2009 and the continuing uncertainty in the prospects of a rapid, continuing economic recovery, the Board has determined that the awards are not fully achieving their original objectives of incentive compensation and employee retention.  Accordingly, to ensure that our NEOs and other key employees have a continuing stake in the long term success of the Company, the Board has approved certain modifications to the awards, including the 439,000 awards held by Thomas J. Vacchiano Jr., our Chief Executive Officer, and the 231,000 awards held by Francis Lamy, our Chief Technical Officer.

Awards that Vest based on the Company’s Performance in 2010 through 2013

As modified, the awards that vest based on the Company’s performance in fiscal 2010 through 2013 will continue to vest as originally scheduled, subject to new annual adjusted EBITDA growth targets.  Vesting will still occur if the new annual adjusted EBITDA targets are missed, provided the Company achieves the cumulative targets set forth below:

Year	2010	2011	2012	2013
($ in thousands)	($)	($)	($)	($)

	50,000	110,000	178,120	255,520

Threshold	95%	95%	90%	90%

In addition, if adjusted EBITDA is achieved at (i) 95% of target for fiscal years 2010 and 2011, then 50% of the eligible awards for such year will vest and (ii) 90% of target for fiscal years 2012 and 2013, then 20% of the eligible awards for such year will vest.  The modified awards provide for linear vesting for financial performance achievement by the Company between the threshold and target levels.

Awards that Vest based on the Company’s Performance in 2009

None of the awards that were eligible to vest based on the Company’s performance in fiscal 2009 vested because the Company did not achieve the 2009 adjusted EBITDA target.  As a result of the modifications, such awards are eligible to vest in equal annual installments upon the Company achieving 107.5% and 110%, respectively, of the new annual 2011 and 2012 adjusted EBITDA targets.

2.           LTIA Award to Rajesh K. Shah

Rajesh K. Shah joined the Company as its Chief Financial Officer effective October 19, 2009.  Under the terms of his previously disclosed offer letter, Mr. Shah was entitled to receive the one-time equity awards that were reserved by the Company, at the time of our 2008 recapitalization, for issuance upon the hiring of a permanent Chief Financial Officer.  The one-time equity grants for Mr. Shah were awarded on October  19, 2009 as follows:

	Restricted	Stock
	Shares / Units (#)(1)	Options (#)(2)
Named Executive Officer
Rajesh K. Shah	200,000	200,000

(1)
Mr. Shah’s restricted stock awards were granted in three tranches with one-third vesting in equal annual installments over a three year measurement period, one-third vesting in equal annual installments over a four-year measurement period and one-third vesting in equal annual installments over a five-year measurement period, subject to annual adjusted EBITDA growth targets.  Vesting will still occur if the new annual adjusted EBITDA targets are missed, provided the Company achieves the cumulative targets set forth below:

Year	2010	2011	2012	2013	2014
($ in thousands)	($)	($)	($)	($)

	50,000	110,000	178,120	255,520	341,020

Threshold	95%	95%	90%	90%	90%

If adjusted EBITDA is achieved at (i) 95% of target for fiscal years 2010 and 2011, then 50% of the eligible awards for such year will vest and (ii) 90% of target for fiscal years 2012 through 2014, then 20% of the eligible awards for such year will vest.  Mr. Shah’s awards provide for linear vesting for financial performance achievement by the Company between the threshold and target levels.

(2)
Stock options awards to Mr. Shah will vest in equal annual installments on October 19 of each year commencing on October 19, 2010 (i) with respect to one-third, in equal annual installments over a period of three years (ii) with respect to one-third, in equal annual installments over a period of four years, and (iii) with respect to one-third, in equal annual installments over a period of five years.  The exercise price equal for Mr. Shah’s stock options is $2.15 per share, which is equal to the closing per share price of our common stock on October 19, 2009, the effective date of Mr. Shah’s employment.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized officer.

Dated: March 9, 2010	X-RITE, INCORPORATED

	By:	/s/ Rajesh K. Shah
Rajesh K. Shah
Chief Financial Officer